    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 7, 1999

                                                      REGISTRATION NO. 333-58639
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                 PRE-EFFECTIVE
                                AMENDMENT NO. 3

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                               ROSS SYSTEMS, INC.

             (Exact name of Registrant as specified in its charter)

                           DELAWARE                                                       94-2170198
               (State or other jurisdiction of                                         (I.R.S. Employer
                incorporation or organization)                                      Identification Number)

                         2 CONCOURSE PARKWAY, SUITE 800
                             ATLANTA, GEORGIA 30328
                                 (770) 351-9600
   (Address, including zip code and telephone number, including area code, of
                   Registrant's principal executive offices)

                                 DENNIS V. VOHS
                            CHIEF EXECUTIVE OFFICER
                               ROSS SYSTEMS, INC.
                         2 CONCOURSE PARKWAY, SUITE 800
                             ATLANTA, GEORGIA 30328
                                 (770) 351-9600
(Name, address, including zip code and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

                             MARIO M. ROSATI, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                            PALO ALTO, CA 94304-1050
                                 (650) 493-9300
                              FAX: (650) 845-5000
                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time as the several selling stockholders may decide.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
------------
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE


                                                                         PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
               TITLE OF EACH CLASS                     AMOUNT TO BE     OFFERING PRICE PER  AGGREGATE OFFERING     REGISTRATION
          OF SECURITIES TO BE REGISTERED              REGISTERED(2)          SHARE(1)            PRICE(1)             FEE(3)
Common Stock, $0.001 par value per share..........      1,341,246            $2.5938          $3,478,923.87          $967.14



(1) Estimated solely for the purpose of computing the amount of the Registration fee pursuant to Rule 457. Based on the last reported sale price for the Company's Common Stock on October 6, 1999.


(2) Shares issuable upon conversion of subordinated debentures (and interest accrued thereon) in the principal amount of $1,333,333.00 issued by the Registrant to a certain accredited investor in a private placement transaction. See "Selling Stockholder" for a description of certain assumptions made by the Registrant to determine the number of shares of Common Stock to be registered hereunder. Pursuant to Rule 416 under the Securities Act of 1933, any additional shares of Common Stock issued either as a result of the provisions of the subordinated debentures pursuant to which the Common Stock will be issued or by reason of a reduction in the conversion price of the subordinated debentures in accordance with the terms thereof are deemed to be registered herewith.

(3) In connection with the Registration Statement on Form S-3 (Registration Number 333-58639) originally filed by the Registrant on July 7, 1998, the Registrant paid to the Commission a filing fee of $2,981.00.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION DATED OCTOBER 7, 1999


PROSPECTUS
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                               ROSS SYSTEMS, INC.

                                  COMMON STOCK

    This Prospectus relates to the offering by an investor (the "Selling Stockholder") of (i) shares (the "Conversion Shares") of common stock, $0.001 par value per share (the "Common Stock") issuable upon conversion of convertible subordinated debentures in the principal amount of $1,333,333.00 (the "Debentures") issued by Ross Systems, Inc. (the "Company" or "Ross") and (ii) an additional indeterminate number of shares of Common Stock (the "PIK Shares") that may be issued as interest accrued on the Debentures. The Conversion Shares and the PIK Shares collectively are referred to herein as the "Securities." The number of Conversion Shares and PIK Shares offered for resale hereby will be determined by formulae set forth in the Debentures (see "Selling Stockholder").

    The Securities may be sold from time to time through brokers, to dealers acting as principals, directly to purchasers in negotiated transactions, or any combination of these methods of sale. In addition, shares may be transferred in connection with the settlement of call options, short sales or similar transactions that may be effected by the Selling Stockholder. Sales may be made at prevailing market prices at the time of such sales, at prices related to such prevailing prices, at fixed prices that may be changed or at negotiated prices. See "Selling Stockholder" and "Plan of Distribution."

    None of the proceeds from the sale of the Securities by the Selling Stockholder will be received by the Company. The Company has agreed to bear all expenses (other than selling commissions) in connection with the registration and sale of the Securities being offered by the Selling Stockholder. The Company has agreed to indemnify the Selling Stockholder against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

    In connection with any sales, the Selling Stockholder and any brokers participating in such sales may be deemed to be "underwriters" within the meaning of the Securities Act. See "Selling Stockholder."


    On October 6, 1999, the last sale price of the Company's Common Stock on the Nasdaq National Market was $2.5938 per share (symbol ROSS).



    THE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS," COMMENCING ON PAGE 4.


 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
           THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
              SECURITIES COMMISSION PASSED UPON THE ACCURACY
                    OR ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                          IS A CRIMINAL OFFENSE.

                            ------------------------

                  THE DATE OF THIS PROSPECTUS IS       , 1999.

                             AVAILABLE INFORMATION

    As used in this Prospectus, unless the context otherwise requires, the terms "Ross" and the "Company" mean Ross Systems, Inc., a Delaware corporation, and its subsidiaries. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports and proxy statements and other information filed with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that filed electronically with the Commission. The address of the site is http://www.sec.gov.

    The Company's Common Stock is traded on the Nasdaq National Market. Reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

    This Prospectus constitutes part of a Registration Statement on Form S-3 (herein, together with all amendments and exhibits thereto, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement, copies of which may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission. Statements contained in this Prospectus as to the contents of any contract or any other document filed, or incorporated by reference, as an exhibit to the Registration Statement, are qualified in all respects by such reference.

                     INFORMATION INCORPORATED BY REFERENCE

    The following documents, previously filed by the Company with the Commission pursuant to the Exchange Act, are hereby incorporated by reference, except as superseded or modified herein:

    The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed March 22, 1991.


    Annual Report on Form 10-K for the fiscal year ended June 30, 1999 (the "Form 10-K Report").


    Each document filed subsequent to the date of this Prospectus pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus and shall be part hereof from the date of filing of such document. Any statement contained in any document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document described above (other than exhibits). Requests for such copies should be directed to Ross Systems, Inc. at its principal offices located at 2 Concourse Parkway, Suite 800, Atlanta, Georgia 30328, telephone (770) 351-9600, attention: Chief Financial Officer.

                                  RISK FACTORS

    An investment in the shares being offered by this Prospectus involves a high degree of risk. The following factors, in addition to those discussed elsewhere in this Prospectus, should be carefully considered in evaluating the Company and its business prospects before purchasing shares offered by this Prospectus. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus.


    HISTORY OF LOSSES. In fiscal 1997, the Company incurred operating losses and net losses. In the year ended June 30, 1998, the Company operated profitably. In the year ended June 30, 1999, the Company again incurred operating losses and net losses. There can be no assurance that the Company will be profitable in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations" in the Company's Form 10-K Report and Form 10-Q Reports.



    FLUCTUATIONS IN OPERATING RESULTS. The Company has experienced significant quarterly fluctuations in operating results and anticipates that such fluctuations may occur in the future. See quarterly financial information contained in Note 13 to the Consolidated Financial Statements in the Form 10-K Report. Quarterly revenues depend on the volume and timing of orders received during the quarter, which are difficult to forecast. The Company generally ships orders as received and, as a result, typically has little or no backlog. Historically, the Company has often realized a substantial portion of its software product license revenues in the last two weeks of a quarter. Due to the Company's relatively low cost of incremental software product license revenues, any shortfall or delay in software product license revenues has an immediate and substantial impact on profitability in the quarter. Operating results may also fluctuate due to factors such as the demand for the Company's products, the size and timing of customer orders, the introduction of new products and product enhancements by the Company or its competitors, changes in the proportion of revenues attributable to software product licenses versus consulting and other services, changes in the level of operating expenses, and competitive conditions in the industry. Many of the factors that could result in quarterly fluctuations are not within the Company's control. Fluctuations in operating results may result in volatility in the price of the Company's Common Stock. During the period including fiscal 1998 and fiscal 1999, the market prices of the Common Stock have ranged from a high of $5.0625 to a low of $1.8125.



    LIQUIDITY AND CAPITAL RESOURCES. In fiscal 1997 and fiscal 1999, the Company used cash of $7.1 million and $6.6 million, respectively, for operations and for investments in capitalized software, property and equipment. In fiscal 1998, the cash provided by the Company's operations exceeded its investment in capitalized software, property and equipment by $600,000. There can be no assurance that this positive cash position will occur in future fiscal periods. At June 30, 1999, the Company had cash deposits of $6.3 million and total borrowings of $12.0 million against a $15 million revolving credit facility. Borrowings under the revolving credit facility are collateralized by substantially all of the assets of the Company and availability is based on eligible accounts receivable, as determined in the lender's sole discretion. Based on eligible accounts receivable at June 30, 1999, the Company's borrowing power under the revolving credit facility, combined with the Company's cash and cash equivalents, was $6.3 million.


    In fiscal 1995, 1996, 1997 and 1998, the Company issued equity securities to finance its operations. These issuances have increased the number of Common and Common equivalent shares outstanding by approximately 51% since the end of fiscal 1995. On February 6, 1998, the Company entered into an agreement with certain qualified investors, including the Selling Stockholder (collectively, the "Investors") relating to a private placement of convertible subordinated debentures in the aggregate principal amount of up to $10,000,000. The Investors invested $6,000,000 at the closing on February 6, 1998, and invested $4,000,000 on June 16, 1998 (the "Second Closing"). Substantially all of proceeds from the debenture financing have been used to improve the Company's balance sheet and lower its debt service expense. To date, the Company has issued 1,537,331 shares of Common Stock upon conversion of the debentures and the interest accrued thereon which have increased the number of Common Stock and Common equivalent shares outstanding by approximately 7.3% since the end of June 1998. Because the number of shares of Common Stock issuable by the Company upon conversion of the debentures and the interest accrued thereon is based on conversion formulae which are set forth in the debentures and therefore is not fixed, it is not possible to determine the increase in the number of shares of Common Stock and Common equivalent shares outstanding as a result of the issuance of such shares of Common Stock issuable by the Company upon conversion of the debentures and the interest accrued thereon. However, the percentage increase could be greater than 20%. On October 1, 1998, the Company redeemed $2,667,000 of the $4,000,000 Second Closing debentures at a redemption price of $2,880,000 (108% of the face amount of the Second Closing debentures). The only Second Closing debentures not redeemed are the Debentures held by the Selling Stockholder. The Company and the Selling Stockholder agreed to certain changes to the conversion features of the Debentures that, among other things, precludes conversion at the option of the Selling Stockholder prior to October 7, 1999 and fixes a minimum conversion price of $4.00 per share if conversion occurs prior to October 7, 1999 (after October 7, 1999, the conversion price and the Selling Stockholder's ability to convert the Debenture at its option will be on the terms set forth in the original Debenture).



    INTERNATIONAL SALES. The Company derived approximately 31%, 33%, 31% and 33% of its total revenues from international sales in fiscal 1996, 1997, 1998 and 1999, respectively, and expects that such sales will continue to generate a significant percentage of total revenues. Pacific Rim software product license revenues were $3.3 million and $3.1 million for fiscal year 1998 and 1999, respectively. Pacific Rim software product license revenue is heavily concentrated with $2.5 million of each of the fiscal 1998 and 1999 totals with one distributor in Japan. There can be no assurance that this distributor will continue to distribute the Company's products beyond fiscal year 2000, wherein the Company expects the distributor to pay $2.0 million under its agreement with the Company. To date, the Company has not sought to hedge the risks associated with currency fluctuations, but may engage in such transactions in the future in order to reduce its exposure to currency fluctuations. The Company is also subject to other risks associated with international operations, including tariff regulations, unexpected changes in regulatory requirements, longer accounts receivable payment cycles, potentially adverse tax consequences, economic and political instability, restrictions on repatriation of earnings, and the burdens of complying with a wide variety of foreign laws. There can be no assurance that such factors will not have a material adverse effect on the Company's future international sales and, consequently, on the Company's business, financial condition and results of operations. See "Business--Marketing and Sales" in the Form 10-K Report and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations" in the Form 10-K Report.


    RAPID TECHNOLOGICAL CHANGE; PRODUCT TRANSITIONS. The market for the Company's products is characterized by ongoing technological developments, evolving industry standards and rapid changes in customer requirements. As a result, the Company's prospects depend upon its ability to continue to enhance its existing products, develop and introduce in a timely manner new products that take advantage of technological advances, and respond to new customer requirements. There can be no assurance that the Company will be successful in developing and marketing enhancements to its existing products or new products incorporating new technology on a timely basis, or that its new products will adequately address the changing needs of its markets. If the Company is unable to develop and introduce new products, or enhancements to existing products, in a timely manner in response to changing market conditions or customer requirements, the Company's business and results of operations will be materially and adversely affected. From time to time, the Company or its competitors may announce new products, capabilities or technologies that have the potential to replace or shorten the life cycles of the Company's existing products. There can be no assurance that announcements of currently planned or other new products will not cause customers to defer purchasing existing Company products. Delays or difficulties associated with new product introductions or product enhancements could have a material adverse effect on the Company's business, financial condition and results of operations. Software products as complex as those offered by the Company may contain undetected errors when first introduced or as new versions are released. There can be no assurance that errors will not be found in new products after commencement of commercial shipments, resulting in a loss of or delay in market acceptance. See "Business--Competition" in the Form 10-K Report.


    COMPETITION. The business applications software market is intensely competitive. Due to the breadth of the Company's product line, it competes with a broad range of applications software companies. The Company's primary competitors include the following: business application software providers which offer products on multiple platforms, such as Baan Company NV, Oracle Corporation, PeopleSoft, Inc. and SAP AG; and business applications software providers in vertical markets that offer products that compete with the Company's process manufacturing products, such as J.D. Edwards & Company, Invensys PLC, QAD, Inc. and System Software Associates, Inc. Additionally, the Company faces competition from third party business application processing providers operating on minicomputers such as the IBM AS/400. Many of the Company's competitors have substantially greater financial, technical, marketing and sales resources than the Company. See "Business--Competition" in the Form 10-K Report.


    DEPENDENCE ON AND RELATIONSHIP WITH MICROSOFT. A significant portion of the Company's total revenues are derived from business application software products and related services for users of client/server computers. The Company's business therefore depends to a large extent on the success of client/server computers in the commercial marketplace. In particular, the Company believes that Microsoft's NT operating system plays and will continue to play an important role in the client/server market as the operating system secures a majority of new installations in the client/server environment due to its low cost and ease of use. The Company's business would be materially and adversely affected if commercial market share for client/server computers declined or if their installed customer base in this market eroded. The Company considers its close relationship with Microsoft in software product development activities to be strategic to the Company's business. The Company would be materially and adversely affected if Microsoft decided to terminate or significantly reduce its cooperation with the Company in these development activities, or to market products competitive with the Company's products.

    KEY EMPLOYEES. The Company's success depends on a number of its key employees, most of whom are not subject to employment contracts. The loss of the services of these key employees could have a material adverse effect on the Company. The Company believes that its future success will also depend in large part on its ability to attract and retain highly-skilled technical, managerial and marketing personnel. Competition for such personnel in the software industry is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. See "Business--Employees" in the Form 10-K Report.

    DEPENDENCE ON PROPRIETARY TECHNOLOGY; RISK OF TECHNOLOGY LITIGATION. The Company's success is dependent upon its proprietary technology and products. The Company regards its software as proprietary and, to date, has relied principally upon copyrights, trademarks, trade secrets and contractual restrictions to protect its proprietary technology. The Company currently has no patents. The Company generally enters into confidentiality agreements with employees and confidentiality and license agreements with its distributors, customers and potential customers, and limits access to and distribution of the source code to its software and other proprietary information. Under some circumstances, the Company grants licenses that give limited access to the source code of the Company's products which increases the likelihood of misappropriation or misuse of the Company's technology. Accordingly, despite precautions taken by the Company, it may be possible for unauthorized third parties to copy certain portions of the Company's technology or to obtain and use information that the Company regards as proprietary. There can be no assurance that the steps taken by the Company will be adequate to prevent misappropriation of its technology or to provide an adequate remedy in the event of a breach by others. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States.

    There has been substantial industry litigation regarding intellectual property rights of technology companies. Although the Company is not aware of any infringement by its products of any patents or proprietary rights of others, patent protection for software is still a developing area of law. The Company has, in the past, been subject to litigation related to alleged infringement by the Company of a third party's rights, which resulted not only in the Company incurring significant legal fees and settlement costs but also in a substantial diversion of management attention and a loss of software product license revenues due to prospective customer concerns related to such litigation. In the future, the Company may be subject to additional litigation to defend the Company against claimed infringement of the rights of others or to determine the scope and validity of the proprietary rights of others. Any such litigation could be costly and cause diversion of management's attention, either of which could have a material adverse affect on the Company's business, results of operations and financial condition. Adverse determinations in such litigation could result in the loss of the Company's proprietary rights, subject the Company to significant liabilities, require the Company to seek licenses from third parties or prevent the Company from manufacturing or selling its products, any one of which could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, there can be no assurance that any necessary licenses will be available on reasonable terms, or at all. See "Business--Proprietary Rights and Licenses" in the Form 10-K Report.

    SHARES ELIGIBLE FOR FUTURE SALE. Depending upon the date on which the the outstanding debentures issued in February and June 1998 (the "Aggregate Debentures") are converted and the market price for the Common Stock on such date, the number of shares of Common Stock issuable under the Aggregate Debentures and the interest accrued thereon to the Investors could represent a significant percentage of the outstanding shares of Common Stock. Sale of the shares of Common Stock issuable under the Aggregate Debentures and the interest accrued thereon or the sale of additional shares of the Company's Common Stock after this offering in the public market could materially adversely affect the market price of the Common Stock.


    ANTI-TAKEOVER EFFECT OF PREFERRED SHARES RIGHTS PLAN AND CERTAIN CHARTER AND BYLAW PROVISIONS. In September 1998, the Company's Board of Directors adopted a Preferred Shares Rights Plan. The Preferred Shares Rights Plan provides for a dividend distribution of one Preferred Shares Purchase Right (a "Right") on each outstanding share of the Company's Common Stock. Each Right entitles stockholders to buy 1/1000th of a share of the Company's Series B Participating Preferred Stock at an exercise price of $21.75. The Rights will become exercisable following the tenth day after a person or group announces acquisition of 15% or more of the Company's Common Stock, or announces commencement of a tender offer, the consummation of which would result in ownership by the person or group of 15% or more of the Company's Common Stock. The Company will be entitled to redeem the Rights at $0.01 per Right at any time on or before the tenth day following acquisition by a person or group of 15% or more of the Company's Common Stock.


    The Preferred Shares Rights Plan and certain provisions of the Company's Certificate of Incorporation and Bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire control of the Company. This could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. Certain provisions of the Company's Certificate of Incorporation and Bylaws allow the Company to issue preferred stock without any vote or further action by the stockholders, eliminate the right of stockholders to act by written consent without a meeting, specify procedures for director nominations by stockholders and submission of other proposals for consideration at stockholder meetings, and eliminate cumulative voting in the election of directors. Certain provisions of Delaware law applicable to the Company could also delay or make more difficult a merger, tender offer or proxy contest involving the Company, including Section 203, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years unless certain conditions are met. The Preferred Shares Rights Plan, the possible issuance of Preferred Stock, the procedures required for director nominations and stockholder proposals and Delaware law could have the effect of delaying, deferring or preventing a change in control of the Company, including without limitation, discouraging a proxy contest or making more difficult the acquisition of a substantial block of the Company's Common Stock. These provisions could also limit the price that investors might be willing to pay in the future for shares of the Company's Common Stock.

    RISKS OF THE COMPANY'S YEAR 2000 ISSUES AND THE COMPANY'S CONTINGENCY
PLANS. The Year 2000 issue arises because certain electronic data processing systems use two digits rather than four to define the applicable year which may preclude proper date recognition after December 31, 1999. During fiscal 1997 and 1998, the Company empowered key individuals as responsible for identifying and resolving Year 2000 dysfunction. These efforts include identification and review of internal operating systems and applications, customer projects and services, and discussions with third-party suppliers to the business.

    A most reasonably likely worst case Year 2000 scenario is not known at this time. This determination will be made after the receipt of the remaining material third-party supplier questionnaires. However, the shipment of software to customers is expected to continue with no interruption and no material loss of revenues is anticipated. The Year 2000 project has had minimal impact on the schedule of other major information technology projects.


    The Company has not completed a contingency plan; however, each facility will incorporate the Year 2000 scenario into their existing disaster contingency plan by June 1999. The contingency plan will ensure that the necessary backup measures for computer processing are identified. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations" in the Form 10-K Report.


    ABSENCE OF DIVIDENDS. The Company has never declared or paid any cash dividends and does not anticipate paying cash dividends in the foreseeable future.

                              SELLING STOCKHOLDER


    The following table sets forth certain information as of October 1, 1999 with respect to the beneficial ownership by the Selling Stockholder of shares of the Company's Common Stock. The Selling Stockholder purchased the Debentures from the Company in a private transaction in June 1998. The Debentures were amended in October 1998. The Securities offered by this Prospectus will be acquired by the Selling Stockholder upon conversion of the Debentures and as interest accrued on the Debentures. If the Debentures are converted, the conversion price will be determined by the method set forth in the original Debentures, which is summarized below. The form of the Debentures and the Amendment to the Debentures have been filed as Exhibits 4.4 and 4.5, respectively, hereto.



    The Debentures issued by the Company to the Selling Stockholder set forth the terms for conversion of the Debentures into the Conversion Shares and the terms of conversion of the interest accrued on the Debentures into the PIK Shares (the "Conversion Formulae"). The number of shares of Common Stock issuable upon conversion and in connection with payments of interest in shares of Common Stock depends upon the "Market Price" of the Common Stock. "Market Price" is defined as the lesser of (i) the Maximum Conversion Price and (ii) 101% of the average of the two lowest closing bid prices of the Common Stock as reported by the Bloomberg Service for the thirty trading days immediately preceding the conversion date. The "Maximum Conversion Price" is defined as (a) $7.00 per share for the period ending on December 31, 1998 and (b) for the period beginning on January 1, 1999, 115% of the average closing bid price of the Common Stock over the 1998 calendar year, in each instance subject to certain adjustments. There is no maximum or minimum number of Conversion Shares or PIK Shares that may be issued pursuant to the Debentures. If the aggregate number of Conversion Shares and PIK Shares to be issued to the Selling Stockholder were to increase above the aggregate number of shares set forth in the table, this Prospectus will be amended to indicate the increased number. The Selling Stockholder may sell all, less than all or none of the shares of Common Stock. The Selling Stockholder is not an affiliate of the Company nor has it held a position, office or had any other material relationship with the Company or any of its affiliates within the past three years except as a security holder of the Company.



                                                                            SHARES OWNED BEFORE
NAME                                                                          OFFERING(1)(2)
--------------------------------------------------------------------------  -------------------
The Tail Wind Fund, Ltd. .................................................      1,341,246
Windermere House
404 East Bay Street
P.O. Box SS-5539
Nassau, Bahamas


--------------------------

(1) The Selling Stockholder has the right to acquire the Conversion Shares and may acquire PIK Shares. The number of Conversion Shares shown in the table for the Selling Stockholder has been calculated assuming a conversion Market Price of $1.9882 (for purposes of calculating a conversion market price that reflects the recent closing prices of the Company's Common Stock, the $1.9882 conversion Market Price assumes 101% of the Market Price using October 1, 1999 as a conversion date) and has been multiplied by a factor of two, because the number of shares issuable on conversion may increase without limit depending on the Market Price of the Common Stock at the time of conversion. If the Market Price on the relevant date(s) of conversion is greater than $1.9882, fewer than half of the number of shares shown will be issued to the Selling Stockholder. The Company also has registered for resale an indeterminate number of shares of Common Stock which have been and may be issued as the PIK Shares.

(2) Assumes that all shares offered hereby are sold by the Selling Stockholder to non-affiliates of the Selling Stockholder.

                        DESCRIPTION OF EQUITY SECURITIES


    The authorized capital stock of the Company consists of 37,000,000 shares of Common Stock, $0.001 par value per share, (35,000,000 of which are designated as "Common Stock" and 2,000,000 of which are designated "Non-voting Common Stock") and 5,000,000 shares of Preferred Stock, $0.001 par value per share. As of October 1, 1999, 23,334,992 shares of Common Stock were outstanding, held of record by approximately 423 stockholders and no shares of Non-voting Common Stock were outstanding. As of October 1, 1999, debentures in the principal amount of $2,233,333, including the Debentures, (the "Aggregate Debentures") were outstanding and held of record by the Selling Stockholder (convertible into 2,246,587 shares of Common Stock based upon the conversion Market Price assumptions set forth in footnote one to the table above). The interest accrued on the Aggregate Debentures is convertible into an indeterminate number of shares of Common Stock.


                              PLAN OF DISTRIBUTION

    The sale of all or a portion of the shares of Common Stock offered hereby by the Selling Stockholder may be effected from time to time at prevailing market prices at the time of such sales, at prices related to such prevailing prices, at fixed prices that may be changed or at negotiated prices. The Selling Stockholder may effect such transactions by selling directly to purchasers in negotiated transactions, to dealers acting as principals or through one or more brokers, or any combination of these methods of sale. In addition, shares may be transferred in connection with the settlement of call options, short sales or similar transactions that may be effected by the Selling Stockholder. Dealers or brokers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder. The Selling Stockholder and any brokers or dealers that participate in the distribution may under certain circumstances be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by such brokers or dealers and any profits realized on the resale of shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Company and the Selling Stockholder may agree to indemnify such brokers or dealers against certain liabilities, including liabilities under the Securities Act.

    Pursuant to the terms of the Registration Rights Agreement dated February 6, 1998 among the Company and the Selling Stockholder, the Company is obligated to keep the Registration Statement effective for the period ending thirty-six months after the initial effective date of the Registration Statement (which period will be extended by the number of days dispositions of Conversion Shares are suspended by the Company under the Registration Statement) or until the holder of Conversion Shares has completed the distribution of the Conversion Shares, whichever occurs first.

    There is no assurance that the Selling Stockholder will sell any or all of the shares of Common Stock offered hereby.

    The Company has agreed to pay the expenses incurred in connection with the registration of the shares of Common Stock offered hereby. The Selling Stockholder will be responsible for all selling commissions, transfer taxes and related charges in connection with the offer and sale of such shares.

                                 LEGAL MATTERS

    The validity of the Common Stock offered hereby has been passed upon for Ross by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Mario M. Rosati, a Director and Assistant Secretary of the Company, is a member of Wilson Sonsini Goodrich & Rosati, Professional Corporation, and holds options to purchase 34,000 shares of Common Stock.

                                    EXPERTS


    The consolidated balance sheet as of June 30, 1999 and 1998, the related consolidated statements of operations, shareholders' equity, and cash flows for the year then ended and schedule, incorporated by reference in this Prospectus and Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said report.



    The consolidated balance sheet as of June 30, 1997 (not incorporated by reference herein) and the related consolidated statements of operations, shareholders' equity, and cash flows for the year ended June 30, 1997, incorporated by reference in this Prospectus and Registration Statement from the Company's 1999 Annual Report on Form 10-K, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given upon the authority of that firm as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY, NOR DO THEY CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS
                            ------------------------


                                                                            PAGE
                                                                            ----
Available Information.....................................................    2
Information Incorporated by Reference.....................................    2
Risk Factors..............................................................    3
Selling Stockholder.......................................................    8
Description of Equity Securities..........................................    9
Plan of Distribution......................................................    9
Legal Matters.............................................................    9
Experts...................................................................   10


                            ------------------------

                               ROSS SYSTEMS, INC.

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                        , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee and the Nasdaq National Market listing fee.

Securities and Exchange Commission registration fee................  $   2,981
Nasdaq National Market listing fee.................................     17,500
Printing and engraving expenses....................................      8,000
Legal fees and expenses............................................      8,000
Accounting fees and expenses.......................................     24,000
Miscellaneous......................................................      5,000
                                                                     ---------
    Total..........................................................  $  65,481
                                                                     ---------
                                                                     ---------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Certificate of Incorporation of the Registrant eliminates the liability of directors to the Registrant for monetary damages for breach of fiduciary duty as a director to the fullest extent permissible under Delaware law, as such law exists currently or as it may be amended in the future. Under Delaware law, such provision may not eliminate or limit director monetary liability for: (a) breaches of the director's duty of loyalty to the Registrant or its stockholders; (b) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (c) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (d) transactions in which the director received an improper personal benefit. Such limitation of liability provisions also may not limit a director's liability for violation of, or otherwise relieve the Registrant or its directors from the necessity of complying with, federal or state securities laws, or affect the availability of non-monetary remedies such as injunctive relief or rescission.

    The Registrant's Bylaws provide that the Registrant shall indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent permitted by law. The Registrant believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of indemnified parties. The Registrant's Bylaws also permit the Registrant to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Registrant would have the power to indemnify him or her against such liability under the General Corporation Law of Delaware. The Registrant currently has secured such insurance on behalf of its officers and directors.

    The Registrant has entered into agreements to indemnify its directors and officers, in addition to indemnification provided for in the Registrant's Bylaws. Subject to certain conditions, these agreements, among other things, indemnify the Registrant's directors and officers for certain expenses (including attorney's fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Registrant, arising out of such person's services as a director or officer of the Registrant, any subsidiary of the Registrant or any other company or enterprise to which the person provides services at the request of the Registrant.

ITEM 16. EXHIBITS

      3.1(1)  Certificate of Incorporation of Registrant.
      3.2(1)  By-Laws of Registrant.

      4.1(2)  Form of Convertible Securities Subscription Agreement between the Registrant and each Investor.
      4.2(2)  Form of Subordinated Debenture Due February 6, 2003 issued by the Registrant to each Investor on February 6, 1998.
      4.3(2)  Registration Rights Agreement among the Registrant and each Investor.
      4.4*    Form of Subordinated Debenture due February 6, 2003 issued by the Registrant to each Investor on June 16, 1998.
      4.5*    Amendment Number One to the Convertible Subordinated Debenture between the
              Registrant and the Selling Stockholder dated October 7, 1998.
      5.1*    Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
     23.1     Consent of Arthur Andersen LLP, Independent Public Accountants
     23.2     Consent of PricewaterhouseCoopers LLP, Independent Accountants
     23.4*    Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1)
     24.1*    Power of Attorney


------------------------

*   Previously filed.

(1) Incorporated by reference to the exhibit filed with Registrant's Current Report on Form 8-K dated July 24, 1998.

(2) Incorporated by reference to the exhibit filed with the Registrant's Current Report on Form 8-K filed February 12, 1998.

ITEM 17. UNDERTAKINGS

    1.  The undersigned Registrant hereby undertakes:

        (a) To file, during any period in which offers or sale are being made, a post-effective amendment to this Registration Statement:

            (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

           (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

    provided, however, that the undertakings set forth in paragraph (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

        (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    3. Insofar as indemnification of liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    4.  The undersigned Registrant hereby undertakes that:

        (a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (b) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Pre-Effective Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on October 7, 1999.


                                ROSS SYSTEMS, INC.

                                By             /s/ ROBERT B. WEBSTER
                                     -----------------------------------------
                                                 Robert B. Webster,
                                     VICE PRESIDENT AND CHIEF FINANCIAL OFFICER


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Pre-Effective Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated:



          SIGNATURE                       TITLE                  DATE
------------------------------  --------------------------  ---------------

                                Chairman of the Board and
      /s/ DENNIS V. VOHS          Chief Executive Officer
------------------------------    (Principal Executive      October 7, 1999
       (Dennis V. Vohs)           Officer)

                                Vice President, Chief
    /s/ ROBERT B. WEBSTER         Financial Officer
------------------------------    (Principal Financial and  October 7, 1999
     (Robert B. Webster)          Accounting Officer) and
                                  Secretary

     * J. WILLIAM GOODHEW
------------------------------  Director                    October 7, 1999
     (J. William Goodhew)

      * MARIO M. ROSATI
------------------------------  Director                    October 7, 1999
      (Mario M. Rosati)

------------------------------  Director
       (Bruce J. Ryan)

     * J. PATRICK TINLEY
------------------------------  Director                    October 7, 1999
     (J. Patrick Tinley)

  *By:    /s/ DENNIS V. VOHS
------------------------------
       (Dennis V. Vohs)                                     October 7, 1999
      (Attorney-In-Fact)

                               INDEX TO EXHIBITS


EXHIBITS



     23.1     Consent of Arthur Andersen LLP, Independent Public Accountants.

     23.2     Consent of PricewaterhouseCoopers LLP, Independent Accountants.